FOR IMMEDIATE RELEASE February 8, 2016

PCS Edventures! Announces $400K Purchase Order

Boise, Idaho, February 8, 2016 — PCS Edventures!.com, Inc., (PCSV) a leading provider of K-12 Science, Technology, Engineering and Mathematics (STEM) programs, today announced the receipt of a purchase order for $401,000 for PCS enrichment program materials.

The purchase order is from a single corporate partner who PCS designs programs for on an annual basis. The order, received on February 3rd, includes a number of PCS STEM enrichment packages with popular titles such as Ground Drones and 60 Seconds or Less that profile high-tech STEM topics including genetics, physics, robotics, technology, agricultural science, and much more. These packages will be distributed to a number of schools in multiple states for their summer adventure and enrichment programs for K-12 students.

Robert Grover, PCS EVP, said, “Last year on February 3rd, we received this order from our client and it totaled $206,000. This year it is nearly double that. We are all thrilled to see the growth with this customer and look forward to seeing these remarkable STEM experiences delivered to students this summer. Our mission is to proliferate our STEM programs through multiple channels and sales partnerships like this one, and our current plan is to continue down the path that will ultimately digitize all of our STEM content for faster and more efficient delivery around the world.”

PCS STEM content specialists author experiential curricula based on standards and leading edge research that make learning more engaging and exciting for K-12 students – the key to successful education in the 21st century. The foundation of PCS expertise is in hands-on, STEM focused learning in which students design, produce, create, and invent things using software, hardware, robotic systems, and more. Customers interested in these enrichment camp titles can see the full range of offerings at the following web address:

http://www.edventures.com/collections/enrichment-camps

PCS fulfillment and operations personnel have already begun work on fulfilling the order as quickly as possible to make room for more enrichment program orders anticipated in the coming months as this is typically the busy season for schools and after-school programs to be ordering materials for summer.

About PCS Edventures!

PCS Edventures!. Inc. (OTCQB: PCSV) designs and delivers educational products and services to the K-12 market that develop 21st century skills, programs emphasize hands-on experiences in (STEAM) and have been deployed at over 7,000 sites in all 50 United States and 17 foreign countries. Additional product information is available HERE. For investor information please visit us HERE.

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as PCS Edventures, Inc. or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. Similarly, statements herein that describe the Company’s business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statement.

Contact Information:

Investor Contact: Robert Grover

Robert@edventures.com

(800) 429-3110

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